Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of THERMOGENESIS CORP. for the registration of $75,000,000 of its common stock and to the incorporation by reference therein of our reports dated August 26, 2005, with respect to the financial statements and schedule of THERMOGENESIS CORP., THERMOGENESIS CORP. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of THERMOGENESIS CORP., included in its Annual Report (Form 10-K) for the year ended June 30, 2005, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


Sacramento, California
November 18, 2005